UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

DGT CORP.
(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 333-137460

Nevada	EIN Pending
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

No. D2003 Gahood Villas,
Baizin Zhuang, Hou Sha Yu,
Shunyi District, Beijing 101300, China
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (86) 130-7113-7549

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 9, 2007, Mr. Jurgen Ballmaier, our President, Secretary, Chief Executive Officer and director, agreed to sell all of his 300,000 shares of our issued and outstanding common stock to Mr. Hsien Loong Wong for an aggregate price of $10,000, pursuant to a Stock Purchase Agreement attached hereto as Exhibit 10.1

On August 9, 2007, Madam Kam Chung Hui agreed to sell all of her 6,000,000 shares of our issued and outstanding common stock to Mr. Zhu Hua Yin for an aggregate purchase price of $200,000, pursuant to a Stock Purchase Agreement attached hereto as Exhibit 10.2.

The foregoing stock purchase agreements are scheduled to close on or before August 31, 2007. Upon consummation of these stock purchases, Mr. Hsien Loong Wong will be the owner of 300,000 shares or our common stock representing approximately 3.33% of our issued and outstanding common stock and Mr. Zhu Hua Yin will be the owner of 6,000,000 shares of our common stock representing approximately 66.67% of our issued and outstanding common stock.

The foregoing descriptions of the stock purchase transactions do not purport to be complete and are qualified in their entirety by reference to the stock purchase agreements, which are attached hereto as Exhibits 10.1 and 10.2, and which are incorporated herein by reference.

Item 5.01. Changes in Control of Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In addition, on or prior to the closing of the aforementioned stock purchase agreements, Mr. Jurgen Ballmaier and Mr. Wolfgang Wagner agreed to resign as directors and officers of our company and Mr. Hsien Loong Wong and Mr. Zhu Hua Yin agreed to join our company as directors and officers.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Stock Purchase Agreement, dated as of August 9, 2007, by and between Mr. Jurgen Ballmaier and Mr. Hsien Loong Wong.

10.2	Stock Purchase Agreement, dated as of August 9, 2007, by and between Madam Kam Chung Hui and Mr. Zhu Hua Yin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DGT CORP.

By:	/s/ Jurgen Ballmaier
Name:	Jurgen Ballmaier
Title:	President

Date: August 13, 2007